Exhibit 8

List of Principal Subsidiaries

of

Gruma, S.A.B. de C.V.

Subsidiary	Jurisdiction of Incorporation

Gruma Corporation	Nevada, United States

Azteca Milling LP	Texas, United States

Compañía Nacional Almacenadora S.A. de C.V.	Mexico